Exhibit 99.1

CMGI ANNOUNCES FIRST QUARTER

FISCAL 2006 FINANCIAL RESULTS

ModusLink’s continued execution of business strategy results in 20% Year over Year Increase in Revenue

Waltham, Mass. December 5, 2005 — CMGI, Inc. (Nasdaq: CMGI) today reported financial results for its fiscal 2006 first quarter ended October 31, 2005.

Q1 2006 vs. Q1 2005 Operating Highlights

•	Net Revenue, increased 20% to $307.4 million
•	Net Income, increased to $2.1 million, from a Net Loss in 2005

“During the first quarter CMGI successfully executed against key initiatives outlined in our strategic plan,” said Joseph C. Lawler, President and Chief Executive Officer of CMGI. “Our supply chain management business, ModusLink, continues to grow at a rapid pace. To address client needs and maintain market leadership, we made significant strides in the areas of service expansion and new market penetration. We expect execution on our strategy to enable us to deliver double digit top line growth in fiscal 2006,” added Lawler.

First Quarter Consolidated Financial Results

CMGI reported net revenue of $307.4 million for the quarter ended October 31, 2005. This compares to net revenue of $257.1 million for the same period one year ago, a $50.3 million or 20% increase year over year. This revenue growth was seen in each of the Company’s operating segments as the Americas, Asia and Europe each realized double-digit revenue growth in the first quarter of fiscal 2006, as compared to the prior year. Revenue increased largely due to the contributions from new supply chain management programs awarded during the second half of fiscal 2005 and seasonality-based demand.

CMGI reported operating income of $2.2 million for the quarter ended October 31, 2005, compared to operating income of $2.4 million for the first quarter of fiscal 2005. Operating income for the first quarter of fiscal 2006 was negatively affected by approximately $7.6 million in price reductions and form factor changes. “Form factor” relates to the simplification or elimination of components from our clients’ final products, which in turn reduces the margin potential for ModusLink. The impact of price and form factor reductions primarily related to one client in Asia. Despite the price reduction and form factor changes, the strategic initiatives of entering new verticals and service offerings are expected to enable the Company to achieve its higher gross margin targets of 13-14% over the next two years. Operating income for the first quarter of fiscal 2006 also included $1.5 million of incremental stock-based compensation expense related to the implementation of SFAS 123(R) and $2.2 million of costs related to our Global ERP implementation.

CMGI reported a $2.7 million increase in net income to $2.1 million compared to a net loss of $0.6 million for the same period in fiscal 2005.

Excluding the effects of charges related to depreciation, amortization of intangible assets, stock-based compensation, and restructuring, CMGI reported non-GAAP operating income of $ 9.1 million for the first quarter of fiscal 2006 versus non-GAAP operating income of $9.0 million for the same period of the prior year.

The Company believes that its non-GAAP measure of operating income/(loss) (“non-GAAP operating income/(loss)”) provides investors with a useful supplemental measure of the Company’s operating performance by excluding the impact of non-cash charges and restructuring activities. Each of the excluded items was excluded because they may be considered to be of a non-operational or non-cash nature. Historically, CMGI has recorded significant impairment and restructuring charges. These charges, as well as charges related to depreciation, amortization of intangible assets and stock-based compensation, have been excluded for the purpose of enhancing the understanding by both management and investors of the underlying baseline operating results and trends of the business, which management uses to evaluate our financial performance for purposes of planning and forecasting future periods. Non- GAAP operating income/(loss) does not have any standardized definition and, therefore, is unlikely to be comparable to similar measures presented by other reporting companies. Non-GAAP operating income/(loss) should not be evaluated in isolation of, or as a substitute for the Company’s financial results prepared in accordance with United States generally accepted accounting principles. The Company’s usage of non-GAAP operating income/(loss), and the underlying methodology in excluding certain charges, is not necessarily an indication of the results of operations that may be expected in the future, or that the Company will not, in fact, incur such charges in future periods. A table reconciling CMGI’s non-GAAP operating income/(loss) to its GAAP operating income/(loss) and its GAAP net income/(loss) is included in the statement of operations information in this release.

As of October 31, 2005, CMGI had consolidated cash, cash equivalents and marketable securities of $154.3 million, versus consolidated cash, cash equivalents and marketable securities of $192.7 million at the end of the prior quarter. The cash usage during the quarter ended October 31, 2005 was primarily for working capital requirements in support of new customer programs and seasonality-based demand and is primarily reflected in the $61 million increase in Accounts Receivable.

Business Highlights

ModusLink, CMGI’s subsidiary, successfully executed against its strategic business plan to expand vertical markets and service offerings resulting in increased revenue growth. ModusLink’s sales resources focused on three new key vertical markets, including consumer electronics, communications and storage, resulting in 4 new clients being added to ModusLink’s client portfolio. Additionally, revenue increased with the expansion of 22 existing business relationships by either extending the existing supply chain solutions ModusLink was delivering to a client with new capabilities and services or handling additional new products for a client. Each of the regional operations contributed to this success. In the Americas, revenue grew 24% to $133 million; in Asia, revenue increased 18% to $61 million; and in Europe, revenue increased 15% to $113 million.

CMGI’s venture capital affiliate, @Ventures continued to target investments in the emerging and growing market for clean energy technologies, including alternative energy, energy efficiency, and water purification and management. As previously announced, @Ventures has made an additional $4.9 million investment in Advent Solar, Inc. as part of Advent Solar’s $30 million Series C financing round, one of the most significant investment rounds to date in a privately-held solar cell company. Also, many of @Ventures current investments are well-positioned to benefit from the strength in the mergers and acquisitions and IPO markets. For example, in November, WebCT, a company in which @Ventures had invested, announced an agreement to be acquired by Blackboard, Inc. The closing of the transaction is subject to regulatory approval and other customary closing conditions.

Conference Call Scheduled for December 5th

CMGI will hold a conference call to discuss its fiscal 2006 first quarter results at 5:00 PM Eastern Time on December 5, 2005. Investors can listen to the conference call on the Internet at www.cmgi.com/investor. To listen to the live call, go to the Web site at least 15 minutes prior to the start time to download and install the necessary audio software.

About CMGI

CMGI, Inc. (Nasdaq: CMGI), through its subsidiary, ModusLink, provides technology and products solutions that help businesses market, sell and distribute their products and services. In addition, CMGI’s venture capital affiliate, @Ventures, invests in a variety of technology ventures. For additional information, see www.cmgi.com.

This release contains forward-looking statements, which address a variety of subjects including, for example, our expected revenue growth rate, our expected improvement in gross margins, the further execution of ModusLink’s strategic business plan, the development and implementation of business strategies in our target markets and through our venture capital affiliate and our assessment of the companies within our venture capital portfolio. All statements other than statements of historical fact, including without limitation, those with respect to CMGI’s goals, plans and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: CMGI’s success, including its ability to improve its cash position, expand its operations and revenues, improve its gross margins and sustain profitability, depends on its ability to execute on its business strategy and the continued and increased demand for and market acceptance of its products and services; CMGI’s management may face strain on managerial and operational resources as they try to oversee the expanded operations; CMGI may not be able to expand its operations in accordance with its business strategy; CMGI’s cash balances may not be sufficient to allow CMGI to meet all of its business and investment goals; CMGI may experience difficulties integrating technologies, operations and personnel in accordance with its business strategy; CMGI derives a significant portion of its revenue from a small number of customers and the loss of any of those customers would significantly damage CMGI’s financial condition and results of operations; the mergers and acquisitions and IPO markets are inherently unpredictable and liquidity events for companies in the venture capital portfolio may not occur; and increased competition and technological changes in the markets in which CMGI competes. In addition, from time to time management may present unaudited pro forma combined financial results of CMGI and Modus Media for historical perspective. Such pro forma information is not necessarily indicative of financial results that could have occurred, nor necessarily indicative of financial results that may be expected in the future. Such pro forma financial information should be read in conjunction with the Company’s financial results prepared in accordance with US GAAP. For a detailed discussion of cautionary statements that may affect CMGI’s future results of operations and financial results, please refer to CMGI’s filings with the Securities and Exchange Commission, including CMGI’s most recent Annual Report on Form 10-K. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

Contacts:

Investors-Financial

Tom Oberdorf

Chief Financial Officer

ir@cmgi.com

CMGI, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	October 31, 2005	July 31, 2005
Assets:
Cash and cash equivalents	$154,091	$192,450
Available-for-sale securities	246	278
Accounts receivable	226,988	165,492
Inventories	98,333	78,689
Prepaid expenses and other current assets	12,753	12,083
Current assets of discontinued operations	83	83

Total current assets	492,494	449,075

Property and equipment, net	42,797	42,863
Investments in affiliates	26,775	22,528
Goodwill and other intangible assets	204,524	201,314
Other assets	3,650	5,890
Non-current assets of discontinued operations	14	14

	$770,254	$721,684

Liabilities:
Current installments of long-term debt	$87	$1,670
Current portion of capital lease obligations	291	304
Revolving line of credit	—	24,785
Accounts payable	177,761	135,677
Current portion of accrued restructuring	11,427	11,251
Accrued income taxes	2,936	2,778
Accrued expenses	48,260	44,175
Other current liabilities	3,653	3,797

Total current liabilities	244,415	224,437

Revolving line of credit	24,785	—
Long-term debt, net of current portion	98	98
Long-term portion of accrued restructuring	7,584	7,912
Long-term portion of capital lease obligations	744	823
Other long-term liabilities	17,615	17,101
Non-current liabilities of discontinued operations	98	98

	50,924	26,032
Stockholders’ equity	474,915	471,215

	$770,254	$721,684

CMGI, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended
	October 31, 2005	July 31, 2005	October 31, 2004
Net revenue	$307,375	$251,243	$257,126
Operating expenses:
Cost of revenue	275,739	226,714	225,746
Selling	5,503	6,072	5,912
General and administrative	21,705	19,332	20,391
Amortization of intangible assets	1,206	1,306	1,307
Restructuring, net	977	1,473	1,336

Total operating expenses	305,130	254,897	254,692

Operating income (loss)	2,245	(3,654)	2,434
Other income (expenses):
Other gains (losses), net	3,236	5,227	(1,442)
Equity in losses of affiliates, net	(403)	(1,135)	(226)
Interest income	1,173	1,053	630
Interest expense	(552)	(597)	(423)

Total	3,454	4,548	(1,461)

Income from continuing operations before income taxes	5,699	894	973
Income tax expense	943	620	1,526

Income (loss) from continuing operations	4,756	274	(553)
Discontinued operations, net of income taxes:
Loss from discontinued operations	(2,624)	—	—

Net income (loss)	$2,132	$274	$(553)

Basic and diluted earnings (loss) per share:
Earnings (loss) from continuing operations	$0.01	$0.00	$(0.00)
Loss from discontinued operations	$(0.01)	$—	$—

Earnings (loss)	$0.00	$0.00	$(0.00)

Shares used in computing basic earnings (loss) per share	482,063	479,283	469,720

Shares used in computing diluted earnings (loss) per share	487,435	486,605	469,720

CMGI, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations Information

(In thousands)

(Unaudited)

	Three months ended
	October 31, 2005	July 31, 2005	October 31, 2004
Net revenue:
eBusiness and Fulfillment
Americas	$133,330	$105,543	$107,266
Asia	60,717	49,960	51,329
Europe	113,328	95,740	98,453

Total eBusiness and Fulfillment	307,375	251,243	257,048
Other	—	—	78

	$307,375	$251,243	$257,126

Operating income (loss):
eBusiness and Fulfillment
Americas	$2,709	$(4,138)	$231
Asia	5,491	3,457	6,907
Europe	(1,923)	1,207	(1,205)

Total eBusiness and Fulfillment	6,277	526	5,933
Other	(4,032)	(4,180)	(3,499)

	$2,245	$(3,654)	$2,434

Non-GAAP operating income (loss):
eBusiness and Fulfillment
Americas	$4,980	$(1,500)	$2,596
Asia	7,014	5,610	9,179
Europe	33	3,236	447

Total eBusiness and Fulfillment	12,027	7,346	12,222
Other	(2,972)	(4,206)	(3,222)

	$9,055	$3,140	$9,000

Note: Non-GAAP operating income represents total operating income (loss), excluding net charges related to depreciation, amortization of intangible assets, stock-based compensation and restructuring.

TABLE RECONCILING NON-GAAP OPERATING INCOME TO GAAP

OPERATING INCOME (LOSS) AND NET INCOME (LOSS)

Non-GAAP Operating income	$9,055	$3,140	$9,000
Adjustments:
Depreciation	(2,617)	(2,715)	(2,378)
Amortization of intangible assets	(1,206)	(1,306)	(1,307)
Stock-based compensation	(2,010)	(1,300)	(1,545)
Restructuring, net	(977)	(1,473)	(1,336)

GAAP Operating income (loss)	$2,245	$(3,654)	$2,434

Other income (expense)	3,454	4,548	(1,461)
Income tax expense	943	620	1,526
Loss from discontinued operations	(2,624)	—	—

Net income (loss)	$2,132	$274	$(553)